Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:
Kevin Bratton
Chief Financial Officer
(302) 456-6789
kbratton@sdix.com

Strategic Diagnostics Reports Third Quarter 2009 Results

Revenue Improves Quarter-Over-Comparative Quarter, Life Science Revenues Up 29%

NEWARK, Del., October 29, 2009 - Strategic Diagnostics Inc. (Nasdaq: SDIX), a leading provider of biotechnology-based products and services across pharmaceutical, academic, diagnostic, life science and industrial markets, today reported financial results for the quarter ended September 30, 2009. Revenues for the quarter were $7.2 million, compared to $6.9 million for the same period in 2008.
Revenues for the third quarter of 2009 were positively impacted by a 29% increase in revenues from Life Science products compared to the third quarter of 2008.

Year-to-date revenues through September 30, 2009 were $21 million, compared to $20.6 million for the same period last year.

Third Quarter and Recent Highlights

●
Expansion of SDI’s distribution agreement with DuPont Qualicon to include SDI’s proprietary RapidChek® SELECT™ products outside the United States. SDI will continue to market its RapidChek and RapidChek SELECT line of food pathogen test systems directly in the United States and through selected distributors outside the United States.

●	RapidChek E. coli O157 Test System became the first test system to be validated by an independent lab for composite testing of common types of raw beef products.
●
SDI will host three free online lectures in the fourth quarter to help research scientists learn how better antibodies can be generated directly from a protein sequence using SDI’s proprietary Genomic Antibody Technology™.

Francis DiNuzzo, the Company’s Chief Executive Officer, commented, “The third quarter of 2009 demonstrated sustained quarter-over-quarter growth and continued progress in our efforts to solidify our core businesses and achieve a streamlined structure to drive profit.  While the markets we serve continue to be impacted by the challenging economic environment, resulting in slow growth in the near term, we believe that we have scaled our operations to achieve profitability in the future.  Moreover, we continue to win new customers and receive positive responses to our new technologies, products, and services. ”

Financials

	Three Months Ended September 30		Nine Months Ended September 30
In 000s	2009	2008	2009	2008
Revenues	$7,196	$6,892	$20,951	$20,631
Gross Profit	4,113	3,337	11,548	10,770
SG&A Expense	3,642	3,513	10,886	10,814
R&D Expense	752	969	2,235	2,830
Operating Loss	(281)	(1,134)	(1,573)	(2,863)
Pre-tax Loss	(290)	(1,099)	(1,577)	(2,729)
Net Loss	(291)	(2,218)	(1,586)	(3,311)

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended September 30, 2009 was $4.1 million, as compared to $3.3 million for the same period in 2008.  Gross margins were 57% for the third quarter of 2009, compared to 48% for the same period in 2008.  Included in the  manufacturing expenses for the quarter ended September 30, 2009 are expenses of approximately $182,000 related to the previously announced consolidation of the Company’s Texas manufacturing facility into its Delaware facility.

Selling, general and administrative (SG&A) expenses were $3.6 million for the third quarter of 2009, compared to $3.5 million for the third quarter of 2008. Research and development (R&D) expenses decreased to $752,000 for the third quarter of 2009 from $969,000 for the third quarter of 2008.

Operating loss for the third quarter fell to $281,000, compared to $1.1 million in the third quarter of 2008.  Pre-tax loss for the third quarter of 2009 was $290,000, compared to $1.1 million for the prior year’s third quarter. Net loss for the third quarter of 2009 was $291,000, or $0.01 per diluted share, compared to a net loss of $2.2 million, or $0.11 per diluted share, for the third quarter last year.

Life Science Revenues

Life Science revenues were $4.3 million for the quarter ended September 30, 2009, increasing 29% from $3.3 million for the same period in 2008. The increase in Life Science revenues was primarily the result of increases in in-vitro diagnostic (IVD) sales.

Kit Revenues

Kit revenues were $2.9 million in the third quarter of 2009 reflecting a decrease of 18% from $3.6 million in 2008.  Kit revenues are broken down as follows:

Quarter Ended September 30,	2009	2008
Food Pathogen Products	$1.4 million	$1.5 million
Ag-GMO Products	0.4 million	0.6 million
Water and Environmental Products	1.1 million	1.5 million

The decrease in Water and Environmental Products revenues is primarily attributable to lower sales of water testing equipment.

Balance Sheet
The Company completed the quarter ended September 30, 2009 with $8.5 million in available and restricted cash and stockholders’ equity of $20.2 million.

Conference Call
A conference call to review third quarter results is scheduled for today at 4:30 p.m. The dial-in number for the live conference call will be 877-407-9210 (201-689-8049 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. ET on October 29, 2009 through 11:59 p.m. ET on October 30, 2009. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 336037.

About Strategic Diagnostics Inc. (SDIX)

Strategic Diagnostics Inc. develops, manufactures, and markets biotechnology-based products and services across pharmaceutical, academic, diagnostic, life science and industrial markets – from food safety test kits to diagnostic-grade antibody solutions.

For over 20 years, the Company has created antibodies that advance its customers’ and partners’ immuno-based work for assay development and industrial testing, helping them reduce time, labor, and costs while increasing accuracy and reliability of test results. Unique SDI capabilities include Genomic Antibody Technology™ (GAT) for rapid development of diagnostic-grade clinical assays and research projects– from antibody candidate to critical high-quality reagent formulation.

SDI continues to leverage its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to broaden its position into the diagnostics, life science and pharmaceutical research markets. For more information, visit www.sdix.com.

This release may contain forward-looking statements reflecting SDI's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

###

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current Assets :
Cash and cash equivalents	$7,220	$9,980
Restricted cash	1,250	-
Receivables, net	4,042	4,099
Inventories	4,002	3,890
Deferred tax asset	3	3
Other current assets	622	534
Total current assets	17,139	18,506

Property and equipment, net	4,885	5,275
Other assets	42	107
Deferred tax asset	38	71
Intangible assets, net	1,463	1,562
Total assets	$23,567	$25,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$1,658
Accounts payable	337	691
Accrued expenses	1,727	1,860
Deferred revenue	55	64
Total current liabilities	2,519	4,273

Long-term debt	800	-

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,782,874 and 20,680,522 issued
at September 30, 2009 and December 31, 2008, respectively	208	206
Additional paid-in capital	40,846	40,345
Treasury stock, 406,627 common shares at cost
at September 30, 2009 and December 31, 2008	(555)	(555)
Accumulated deficit	(20,211)	(18,625)
Cumulative translation adjustments	(40)	(123)
Total stockholders' equity	20,248	21,248
Total liabilities and stockholders' equity	$23,567	$25,521

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Revenues	$7,196	$6,892	$20,951	$20,631

OPERATING EXPENSES:
Manufacturing	3,083	3,555	9,403	9,861
Research and development	752	969	2,235	2,830
Selling, general and administrative	3,642	3,513	10,886	10,814
Gain on disposal of assets	-	(11)	-	(11)
Total operating expenses	7,477	8,026	22,524	23,494

Operating loss	(281)	(1,134)	(1,573)	(2,863)

Interest income (expense), net	(9)	35	(4)	134

Loss before taxes	(290)	(1,099)	(1,577)	(2,729)

Income tax expense	1	1,119	9	582

Net loss	(291)	(2,218)	(1,586)	(3,311)

Basic loss per share	$(0.01)	$(0.11)	$(0.08)	$(0.16)

Shares used in computing basic
loss per share	20,151,694	20,395,339	20,098,311	20,386,811

Diluted loss per share	$(0.01)	$(0.11)	$(0.08)	$(0.16)

Shares used in computing diluted
loss per share	20,151,694	20,395,339	20,098,311	20,386,811